                                                                    EXHIBIT 10.7

ZipRealty.com(TM)
     Real Estate Redefined(TM)

            April 27, 2001

            Eric Danziger
            4801 E. Sparkling Lane
            Paradise Valley, AZ 85253

            Dear Eric:

            On behalf of zipRealty.com, Inc. (the "Company"), I am pleased to invite you to join the Company as the Chief Executive Officer (CEO). In this position, you will report directly to the the Board of Directors, and you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be June 11th, 2001 or sooner depending on your ability to transition into your new position.

            The terms of this offer of employment are as follows:

            1. Compensation. The Company will pay you a base salary in the first year of your employment of $22,916.67 per month payable in accordance with the Company's standard payroll policies. You will also be eligible to earn a bonus equal to 100% of your annual base pay at the anniversary of your start date by achieving the following two objectives;

            A; Lead the company to profitability for two consecutive months in Q1-02 or Q2 -02

            B: Insure company revenue exceeds $1.5 million a month for two consecutive months in Q1-02 or Q2-02.

      At the conclusion of your first year of employment the Board of Directors will meet with you to review your performance and come to mutually agreeable terms for the next year's base salary and bonus plan. These negotiations will be concluded no later than two weeks past the anniversary of your start date. For all subsequent years of employment, the same process will be repeated unless a new method is mutually agreed to by the Board of Directors and yourself in writing.

      In addition, you will be eligible to participate in all employee benefit programs currently adopted by the Company. An additional memo is provided outlining the key components of the current company benefits plan.

            2. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits,

   1401 Marina Way South Richmond, CA 94804 510.965.2600  fax 510.237.2471 -
                               www.zipRealty.com
      damages, awards or compensation other than as may otherwise be available in accordance with applicable law.

            3. Proprietary Information Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employee Proprietary Information Agreement.

            4. Option Grant. The Board of Directors of the Company has approved that upon commencement of employment you be issued a stock option grant of 2,000,000 shares of Common Stock of the Company at the strike price of 1/4 of the Series D share price under a vesting period of 48 months. The stock shall vest at the rate of 1/48 of the total grant per month (41,666.67 shares per month) starting the first day of employment and continuing until all such shares are exercisable, based upon your continued employment with the Corporation. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement. In the event of a change of control (merger or acquisition) of the company in which more that 51% of the company stock after the change of control is owned by the acquirer, there will be an acceleration of vesting of half of the remaining unvested shares (as in the stock purchase agreement with the founders).

            5. Relocation package. You will be eligible for reimbursement of up to $100,000 net relocation costs for relocation expenses incurred during your move to California. In the case where you do not complete twelve months service with the company, you will be required to reimburse the company 1/12th the relocation expenses for each month remaining until the anniversary date.

            6. Employment Classification. Your position is classified as exempt pursuant to the Fair Labor Standards Act (FLSA) and current applicable state laws.

            8. General. This offer letter and the Employee Proprietary Information Agreement, when signed by you sets forth the terms of your employment with the Company and supercedes any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer of the company. Any waiver of a right under this agreement must be in writing, This agreement will be governed by California law.

            9. We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed and signed Employee Proprietary Information Agreement.

                                   Sincerely,

                                   zipRealty.com, Inc.

                                   /s/ Juan Mini
                                   -----------------------
                                   Juan Mini

      AGREED AND ACCEPTED

      /s/ Eric Danziger
      ----------------------
      Eric Danziger

                                       -2-